ADDENDUM NO. 2 TO

INVESTMENT MANAGEMENT AGREEMENT

This Addendum dated as of the 20th day of November, 2019 is entered into by and between Cushing Mutual Funds Trust (the “Trust”), a statutory trust duly organized and existing under the laws of the State of Delaware, and Cushing Asset Management, LP, a limited partnership duly organized and existing under the laws of the State of Texas (the “Investment Adviser”).

WHEREAS, the Trust and the Investment Adviser have entered into an Investment Management Agreement, dated as of September 12, 2017 (the “Management Agreement”) pursuant to which the Trust appointed the Investment Adviser to act as investment adviser to certain Funds established as separate series of the Trust; and

WHEREAS, each Fund for which the Investment Adviser serves as investment adviser is set forth on Appendix A to the Management Agreement; and

WHEREAS, pursuant the Trust has notified the Investment Adviser that it is establishing The Global Clean Equity Fund (the “Clean Fund”) as a new series of the Trust and that it desires to retain the Investment Adviser to act as the investment adviser therefore, and the Investment Adviser has notified the Trust that it is willing to serve as investment adviser to the Clean Fund;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.     Appointment. The Trust hereby appoints the Investment Adviser to act as investment adviser to the Clean Fund for the period and on the terms set forth in the Management Agreement. The Investment Adviser hereby accepts such appointment and agrees to render the services set forth in the Management Agreement with respect to the Clean Fund for the compensation herein provided.

2.    Appendix A. Appendix A to the Management Agreement is hereby amended and restated as attached hereto. Upon the effectiveness of the Management Agreement with respect to the Clean Fund, the term “Fund” as used in the Management Agreement shall be deemed to include the Clean Fund.

3.    Miscellaneous. Except to the extent supplemented hereby, the Management Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby.

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IN WITNESS WHEREOF, the parties to have executed and delivered this Addendum No. 2 to the Management Agreement as of the date first above written.

                         CUSHING FUNDS TRUST

By:    /s/ Jerry V. Swank
Name:     Jerry V. Swank
Title:    Chief Executive Officer and
President

CUSHING ASSET MANAGEMENT, LP

By: /s/ Jerry V. Swank
Name:     Jerry V. Swank
Title:     Managing Partner

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Appendix A

Fund	Annual Percentage Rate	Effective with respect to the Fund as of
The Cushing NextGen Infrastructure Fund	----%	September 12, 2017
The Cushing SMID Growth Focused Fund	----%	August 29, 2019
The Global Clean Equity Fund	----%	November 20, 2019

Exhibit A last amended on:

November 20, 2019

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